Contract for Director / Manager Services for US Corporations

THIS AGREEMENT is made and entered into on NOVEMBER 1ST, 2008, by and between

M. Brandon Williams, (hereinafter referred to as "Williams") and HERMES JETS, INC., (hereinafter referred to as "Client") a Nevada corporation being represented herein by HANS WADSACK, President and Director, who acts as the sole representative of the Client, pursuant to Written Agreement, duly adopted, attached hereto and made a part hereof by reference:

WHEREAS, Williams is in the business of offering his services as Director / Manager to U.S. Corporations and; WHEREAS, Client desires the services that Williams offers, Client does hereby nominate, authorize and appoint Williams, to act as the VICE PRESIDENT – U.S. ADMINISTRATIVE AFFAIRS of Client, and Williams agrees to accept such appointment under the following terms and conditions.

NOW THEREFORE: Williams and Client agree as follows:

A.       Term: That Williams shall act as VICE PRESIDENT – U.S. ADMINISTRATIVE AFFAIRS on behalf of Client for a period of ONE YEAR, commencing upon the date of the execution of this Agreement and continuing until the anniversary date of this Agreement. Williams is a Vice President of the company and has no other powers or responsibilities than as described in Section C1 – C11. He will not have any financial or management interest in the company and cannot and will not enter into any business contract or financial or moral commitment. This Agreement may be renewed or extended by the adoption of a Shareholder Resolution, adopted by a majority of the shareholders or by the adoption of a Board Resolution of Client and presented in writing, to Williams, within thirty (30) days of the expiration of the original term of this Agreement, or any extensions thereof. This Agreement may be terminated unilaterally, by either party hereto, upon delivery of a thirty (30) day written notice of unilateral termination to the other party hereto by certified mail, sent to the address of record, as hereinafter defined. Unilateral termination shall not give rise to a return of any fees paid to Williams, as hereinafter described.

B.       Compensation: Client hereby agrees to pay Williams a base fee of TWO THOUSAND FIVE HUNDRED ($2,500) UNITED STATES DOLLARS for his services as VICE PRESIDENT – U.S. ADMINISTRATIVE AFFAIRS for the initial one year term of this Agreement. (Ordinary services are described in Section C1 – C8. Services performed pursuant to sections C9 – C11 and any other services required or requested by Client, shall be termed as extraordinary services.) The performance of extraordinary activities performed by Williams, upon request and on behalf of Client, is subject to a US$35 PROCESSING FEE and/or a US$100 HOURLY FEE, unless otherwise agreed to in writing between the parties hereto. For each renewal or extension period of this Agreement, Williams shall notify Client, in writing, thirty (30) days prior to the expiration date, of any fee increase it will require for the renewal or extension period.

C.       Duties: The services to be performed by Williams shall include, but are not limited to the following:

1.
to prepare and submit all filings and reports to the State of Nevada to incorporate Client as a corporation and to make all necessary filings in connection therewith and to make all filings required to keep Client in good standing as a corporation in Nevada, all made through Corporate Office Services [www.nevcorp.com], on a timely basis;

2.	to secure a U.S. tax identification number for Client;

3.
to pay all expenses of Client as pre-approved by Client under the following procedure: An escrow account for Client will be established under Williams Law Group, P.A. Escrow Account at Northern Trust Bank N.A., Tampa FL. An invoice for each expense will be sent to Client. Client will wire funds to pay such expense to the Escrow Account. The principal of Williams Law Group, P.A. shall make the payment from the Escrow Account at the direction of Williams;

4.
to monitor accounting and tax matters for the Client as follows: The firm of Kingery & Crouse P.A., Tampa FL or any other accounting firm shall be retained by Client for all U.S. tax and accounting matters. Kingery & Crouse P.A. will advise Williams of all actions that need to be taken. Williams will advise Client and Client will confirm proposed action if acceptable. Client acknowledges and recognizes that even though there is no tax on corporate income in the State of Nevada, all income of Client is subject to the reporting requirements of the Internal Revenue Code as amended. Client acknowledges and agrees to furnish Kingery & Crouse P.A. information necessary to prepare any returns or filings;

5.
to monitor all audit matters of Client, provided that Client shall select audit firm and client shall have sole responsibility to provide audit firm all necessary financial statements and documentation requested for audit. Williams cannot guarantee performance of audit firm as firm must act independently of Williams under U.S. accounting rules;

6.	to execute any and all documents and agreements necessary to effect the actions in C1 – C5 above;

7.
to issue shares of stock of Client to those persons designated by Client, with proviso that Williams is not authorized to issue any shares of stock of Client without prior written instructions from Client;

8.	to forward to Client at designated address all written correspondence received;

9.	to exercise discretionary authority under parameters described and defined by Client, which may be required from time to time;

10.	to perform any lawful, extraordinary activities as required by Client from time to time, and;

11.	to undertake at direction of Client any other reasonable action to ensure legal and sound operation of Client.

D.       Warranties: Williams fully warrants the confidentiality of his actions in conjunction with his services. Further, the Directors, Officers, and shareholders of Client agree to hold harmless and indemnify Williams for all actions undertaken on behalf of Client in conjunction with this Agreement for services, save for actions of fraud and deceit.

E.       Compliance: Failure to comply by Client with the terms of this Agreement will result in the resignation of Williams Incorporating Director / Manager, cancellation of the contracts and notification of resignation to be filed with the Secretary of State.

G.       Integration: The making, execution and delivery of this Agreement by the parties hereto have been induced by no representations, statements, warranties or agreement other than those herein expressed.

H.       Entire Agreement: This Agreement embodies the entire agreement and understanding of the parties hereto and unless expressly stated herein, there are no further or other agreements, written or oral, in effect between the parties hereto relating to the subject matter of this Agreement.

J.       Modification only in Writing: This instrument and the agreements contained herein may be amended or modified only by written document form time to time and signed by the party to be charged.

K.       No Relationship Created: Nothing herein shall be deemed or construed to create a partnership, trust or joint venture between the parties hereto and each party is an independent contractor. The parties hereto agree (i) that Williams is neither an agent nor an employee of Client and may not be construed as such by reason of this Agreement and (ii) that Client is not an agent or employee of Williams.

L.       Supplementary Instruments: Client shall, upon request of Williams, duly execute and deliver to Williams any instruments or documents and do all things which are required by counsel to Williams to carry into effect the provisions of this Agreement, including, but not limited to, the execution of separate endorsements, assignments, releases and powers of attorney.

M.       Notices: All notices, requests, demands or other communications hereunder shall be in writing and shall be delivered in person or by United States Mail, certified or registered, with return receipt requested, or otherwise actually delivered.

If to Williams, to:                         WILLIAMS LAW GROUP, P.A.
Michael T. Williams
2503 W. Gardner Ct.
Tampa FL 33611, USA
Phone:             +1/813/831.93.48
Fax:             +1/813/832.52.84
wmslaw@tampabay.rr.com

If to Client, to:                               HERMES JETS, INC.
2533 N. Carson Street, Suite
Carson City, NV 89706, USA
Phone:             +1/775/887.45.60
Fax:             +1/775/883.23.84

or such other addresses as the parties hereto have furnished in writing per the terms of this Agreement.

N.       Severability: Whenever possible, each provision of this Agreement shall be incorporated in such manner as to be effective and valid under applicable law but, if any provision of this Agreement shall be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

O.       Assignability: This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. Client shall not assign this Agreement or any rights hereunder, without limitation, without the prior express written consent of Williams. Client shall not delegate any duty hereunder, without limitation, without the prior written consent of Williams.

P.       Attorney Fees and Costs: Should any party hereto institute legal proceedings to interpret or enforce any term or provision hereof, then the prevailing party in such action or proceeding shall be entitled to collect from the losing party all costs and expenses incurred in connection with or as a result thereof, including, but not limited to, reasonable attorney’s fees.

Q.       Survival: All representations, warranties, covenants and agreements herein contained on the part of Client shall survive the termination of this Agreement and shall be effective until the obligations provided for hereunder are paid and performed in full, or longer, as expressly provided herein.

R.       Governing Law and Venue: This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to any choice of law provisions. The parties hereto have elected the Courts of the County of Hillsborough as the proper venue for any claims.

S.       Reliance: All covenants, agreements, representations and warranties made herein by Client shall, notwithstanding any investigation by Williams, be deemed to be material to and to have been relied upon by Williams and shall survive the execution and delivery of this Agreement.

FURTHERMORE: The Nevada Revised Statutes as currently adopted, allow that the Articles of Incorporation may contain a provision eliminating or limiting personal liability of a Director or Officer of a corporation, or its stockholders, for damages for breach of fiduciary duties, except acts or omissions which include fraud or misconduct. The aforementioned provision shall be incorporated into the Articles of Incorporation of Client.

IN WITNESS WHEREOF: Each party has caused this Agreement, consisting of FOUR (4) PAGES, to be executed in his individual or its corporate name, on its behalf, by its proper officers, duly authorized, on the day and date set forth above.

Date	Date

Williams	Client
Hermes Jets, Inc.
/s/ M. Brandon Williams	/s/ Hans Wadsack
Signature of M. Brandon Williams	Signature of Hans Wadsack, Director & President